Exhibit 10.5

18 January 2018	Our Ref.: R26417B

The Directors

Tang Dynasty Investment Group Limited

Room 503 Fourseas Building

208-212 Nathan Road

Kowloon

Hong Kong

Dear Sirs,

RE:	Various properties at Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the People’s Republic of China (the “Properties”)

In accordance with your instructions for us to value the property interest held by Tang Dynasty Investment Group Limited (hereinafter referred to as the “Company”) and its subsidiaries (hereinafter referred to as the “Group”) in the People’s Republic of China (hereinafter referred to as “the PRC”), we confirm that we have made relevant enquiries and obtained such further information as we consider necessary of providing you with our opinion of the market value of such property interest as at 30 September 2017 (“the Valuation Date”) for accounting purposes.

Our valuation is our opinion of the market value of the property interest which we would define as intended to mean “the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion”.

Market Value is understood as the value of a property estimated without regard to costs of sale or purchase (or transaction) and without offset for any associated taxes or potential taxes.

In valuing the property interests, we have adopted the market approach. The market approach provides an indication of value by comparing the asset with identical or comparable (that is similar) assets for which price information is available.

The valuations have been made on the assumption that the owner sells the property interest on the market in their existing state without the benefit of a deferred terms contract, leaseback, joint venture, management agreement or any similar arrangement which would serve to affect its value.

No allowance has been made in our valuation for any charge, mortgage or amount owing on the Properties nor for any expenses or taxation which may be incurred in effecting a sale. It is assumed that the Properties is free from encumbrances, restrictions and outgoings of an onerous nature which could affect its value.

We have not caused searches to be made regarding the title to the Properties. We have been provided with copies of certain extracts on title documents relating to the Properties by the Group. However, we have not searched the original documents to verify ownership or to verify the existence of any amendments which do not appear on the copies handed to us.

Our valuation has been made on the assumption that the owner sell the property interest on the open market in their existing states without the benefit of deferred terms contract, leaseback, joint venture, management agreements or any similar arrangement which would serve to increase the values of the property interest.

Our Ref.: R26417B

We have inspected the exteriors, and wherever possible, the interior of the Properties. However, no structural survey has been made and we are therefore unable to report as to whether the Properties are or not free of rot, infestation or any other structural defects. No tests have been carried out on any of the services.

We have relied on a considerable extent on information provided by you and have accepted advise given to us on such matters as planning approvals, statutory notices, easements, tenure, occupancy, lettings, site and floor areas, room and facilities schedule and in the identification of the Properties. No on-site measurement has been taken. All dimensions, measurements and areas are approximations only.

No allowance has been made in our valuation report for any charges, mortgages or amounts owing on the Properties nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, it is assumed that the Properties is free from encumbrances, restrictions and outgoings of any onerous nature which could affect its value.

The valuation report is prepared for the sole use of the addressee and for the stated particular purpose only. The valuation report is regarded as confidential information which shall be disclosed to and used by the client and his professional advisers only. We accept no responsibility if this valuation report is used or relied upon by any person other than the client himself.

Neither the whole nor any part of this valuation report or any reference thereto may be included in any published document, circular or statement nor published in any way without our written approval of the form and context in which it may appear.

Our valuation is prepared in accordance with the HKIS Valuation Standards 2017 published by the Hong Kong Institute of Surveyors (HKIS).

Unless otherwise stated, all monetary amounts stated are in RENMINBI (RMB).

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Our Ref.: R26417B

We enclose herewith the summary of valuation and the valuation report.

Yours faithfully, For and on behalf of GRANT SHERMAN APPRAISAL LIMITED

Lawrence Chan Ka Wah MRICS MHKIS RPS(GP) MCIREA MHIREA Director Real Estate Group

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Our Ref.: R26417B

SUMMARY OF VALUATION

	Property	Market Value in existing state as at 30 September 2017

1.	No.28 Shenshan Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC	No commercial value

2.	A land parcel at Dongling Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC	RMB 2,300,000

3.	No.20 Chengzhong Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC	RMB 9,800,000
	Total	RMB 12,100,000

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Our Ref.: R26417B

VALUATION REPORT

	Property	Description and Tenure	Particulars of occupancy	Market Value in existing state as at 30 September 2017 (Subject to assumptions made on Note 3)

1.	No.28 Shenshan Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC	The Property comprises a parcel of land with a site area of approximately 734.4 sq.m.. The land use rights of the Property are allocated for residential use.	As advised by the Company, the Property was vacant as at the Valuation Date.	No commercial value

Notes:

1.	Pursuant to a State-owned Land Use Certificate (Document No.: 朔国用(2015)第500号) dated 10 July 2015, the land use rights of the Property are allocated to 阳朔县兴源铅锌矿有限责任公司for residential use.

2.

In the course of our valuation, we have ascribed no commercial value to the Property due to the land use rights are allocated in nature, hence they are not entitled to be transferred, leased and mortgaged.

However, for indicative purpose, the market value of the Property as at the Valuation Date is RMB 1,900,000 by assuming that the Property is legal transferrable in the market, with a tenure term of 70 years from 10 July 2015(the issuance date of the State-owned Land Use Certificate stated in Note 1) and a maximum plot ratio of 1.8.

3.	In the course of our valuation, we have made the following assumptions:

	(a)	the Property has obtained the relevant title documents and, whether as a whole or on a strata-title basis, is freely transferable to any third party (both overseas and domestic) in the open market without payment of any land premiums or any incidental costs;

	(b)	all land premiums and other costs of ancillary utility services have been settled in full;

	(c)	the Property is free from any mortgages, orders and other legal encumbrances which may cause adverse effect to the title of the Property;

	(d)	the tenure of the land use rights of the Property was allocated on 10 July 2015 for a term of 70 years; and

	(e)	We inspected the Property on 11 January 2018 (the “Inspection Date”) whereas we are instructed to appraise the market value of the Property as at 30 September 2017. We assumed that the condition, occupancy status and other information of the Property between the Inspection Date and Valuation Date are the same. If there are any differences on the Property between Inspection Date and Valuation Date, we reserved our rights to amend our valuation opinions.

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Our Ref.: R26417B

VALUATION REPORT

	Property	Description and Tenure	Particulars of occupancy	Market Value in existing state as at 30 September 2017 (Subject to assumptions made on Note 4)

2.	A land parcel at Dongling Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC

The Property comprises a parcel of land together with a single-storey warehouse completed over 20 years erected thereon.

The Property has a site area and a total gross floor area of approximately 4,093.8 sq.m. and 277.2 sq.m. respectively.

The land use rights of the Property are granted for a term expiring on 30 October 2053 for industrial use.

			As advised by the Company, the Property was vacant as at the Valuation Date.	RMB 2,300,000

Notes:

1.	Pursuant to a State-owned Land Use Certificate (Document No.: 朔国用(2000)字第293号) dated 18 December 2003, the land use rights of the Property are allocated to 阳朔县兴源铅锌矿有限责任公司a term expiring on 30 October 2053 for industrial use.

2.	Pursuant to a Building Ownership Certificate (Document No.: 朔房权证阳朔镇字第00003940号) dated 17 October 2002, the ownership of the building of the Property with a gross floor area of approximately 277.2 sq.m. is vested in阳朔县兴源铅锌矿有限责任公司.

3.	According to the information provided by the Company, the building erected thereon is built over 20 years.

4.	In the course of our valuation, we have made the following assumptions:

	(a)	the Property has obtained the relevant title documents and, whether as a whole or on a strata-title basis, is freely transferable to any third party (both overseas and domestic) in the open market without payment of any land premiums or any incidental costs;

	(b)	all land premiums and other costs of ancillary utility services have been settled in full;

	(c)	the Property is free from any mortgages, orders and other legal encumbrances which may cause adverse effect to the title of the Property; and

	(d)	We inspected the Property on 11 January 2018 (the “Inspection Date”) whereas we are instructed to appraise the market value of the Property as at 30 September 2017. We assumed that the condition, occupancy status and other information of the Property between the Inspection Date and Valuation Date are the same. If there are any differences on the Property between Inspection Date and Valuation Date, we reserved our rights to amend our valuation opinions.

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Our Ref.: R26417B

VALUATION REPORT

	Property	Description and Tenure	Particulars of occupancy	Market Value in existing state as at 30 September 2017 (Subject to assumptions made on Note 4)

3.	No.20 Chengzhong Road, Yangshou Town, Yangshou County, Guilin City, Guangxi Zhuang Autonomous Region, the PRC

The Property comprises a parcel of land together with a 3-storey commercial building completed in over 20 years erected thereon.

The Property has a site area and a total gross floor area of approximately 1,119.5 sq.m. and 471.52 sq.m. respectively.

The land use rights of the Property are granted for a term expiring on 28 March 2049 for industrial use.

			As advised by the Company, the Property was vacant as at the Valuation Date.	RMB 9,800,000

Notes:

1.	Pursuant to a State-owned Land Use Certificate (Document No.: 朔国用(2004)字第001号), the land use rights of the Property are allocated to 阳朔县兴源铅锌矿有限责任公司a term expiring on 30 October 2053 for industrial use.

2.	Pursuant to a Building Ownership Certificate (Document No.: 朔房权证阳朔字第0003941号), the ownership of the building of the Property with a gross floor area of approximately 471.52 sq.m. is vested in阳朔县兴源铅锌矿有限责任公司.

3.	According to the information provided by the Company, the building erected thereon is built over 20 years.

4.	In the course of our valuation, we have made the following assumptions:

	(a)	the Property has obtained the relevant title documents and, whether as a whole or on a strata-title basis, is freely transferable to any third party (both overseas and domestic) in the open market without payment of any land premiums or any incidental costs;

	(b)	all land premiums and other costs of ancillary utility services have been settled in full;

	(c)	the Property is free from any mortgages, orders and other legal encumbrances which may cause adverse effect to the title of the Property; and

	(d)	We inspected the Property on 11 January 2018 (the “Inspection Date”) whereas we are instructed to appraise the market value of the Property as at 30 September 2017. We assumed that the condition, occupancy status and other information of the Property between the Inspection Date and Valuation Date are the same. If there are any differences on the Property between Inspection Date and Valuation Date, we reserved our rights to amend our valuation opinions.

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NORMAL SERVICE CONDITIONS

The services provided by Grant Sherman Appraisal Limited will be performed in accordance with professional standards. We assume, without independent verification, the accuracy of all data provided to us. Our valuation report is to be used for the specific purposes stated herein and any other use is invalid. No one should rely on our valuation report as a substitute for their own due diligence. No reference to our name or our valuation report, in whole or in part, in any document you prepare or distribute to third parties may be made without our written consent. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

You agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses, or liabilities, including reasonable attorneys’ fees, to which we may become subject in connection with this engagement. You will not be liable for our negligence. In the event we are subject to any liability in connection with this engagement, such liability will be limited to the amount of fees we received for this engagement.

We reserve the right to include your company name in our client list, but we will maintain the confidentiality of all conversations, documents provided to us, and the contents of our valuation report, subject to legal or administrative process or proceedings.

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